Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

JOHN COYNE APPOINTED CHIEF OPERATIONS OFFICER
AT WESTERN DIGITAL

LAKE FOREST, Calif.—Nov. 21, 2005—Western Digital Corp. (NYSE:WDC) today announced the appointment of John Coyne as chief operations officer. Coyne, 55, retains the title of executive vice president.

Reporting to Arif Shakeel, Western Digital president and chief executive officer, Coyne is responsible for all aspects of the company’s operations. He is a 34-year veteran of international electronics business, dedicating more than 20 years to WD. He was named executive vice president of worldwide operations in June 2005, with worldwide responsibility for business operations, hard drive and head manufacturing, materials and IT. He now assumes additional responsibility for product development and programs. He had served as senior vice president, worldwide operations since 2000 with responsibility for hard drive manufacturing operations.

Coyne has been instrumental in establishing WD as one of the industry’s highest quality and most efficient hard drive makers with its worldwide manufacturing operations in Malaysia, Thailand and northern California. He first joined WD in 1983, when he established a controller board manufacturing facility in his native Ireland. Coyne holds a bachelor’s degree in mechanical engineering from University College Dublin, Ireland.

Shakeel described Coyne as “an outstanding operations executive whose accomplishments at WD have been instrumental in our sustained profitability and growth into one of the leaders in the hard drive industry. His passionate focus on customer needs and his ability to create and lead world-class teams toward addressing those needs have been critical to our success.”

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital is a registered trademark, and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.